Exhibit 99.1

RLI REPORTS FIRST QUARTER 2017 RESULTS

PEORIA, ILLINOIS, April 19, 2017 -- RLI Corp. (NYSE: RLI) – RLI Corp. reported first quarter 2017 net earnings of $19.8 million ($0.45 per share), compared to $31.4 million ($0.71 per share) for the first quarter of 2016.  Operating earnings for the first quarter of 2017 were $19.4 million ($0.44 per share) compared to $24.0 million ($0.54 per share) for the same period in 2016.

	First Quarter
Earnings Per Diluted Share	2017	2016
Net earnings	$0.45	$0.71
Operating earnings (1)	$0.44	$0.54

(1) See discussion below of non-GAAP and performance measures.

Highlights for the quarter included:

•	Underwriting income of $13.1 million, resulting in a combined ratio of 92.9.
•	1% decline in gross premiums written.
•	Favorable development in prior years’ loss reserves resulting in a $4.7 million net increase in underwriting income.
•	Book value per share of $19.28, an increase of 4% from year end 2016, inclusive of dividends.

“Although our casualty segment posted a 106 combined ratio, primarily due to some lingering effects from elevated commercial auto loss experience, our property and surety segments delivered outstanding results with combined ratios of 76 and 64, respectively,” said RLI Corp. Chairman & CEO Jonathan E. Michael. “From a premium perspective, our casualty and surety segments posted modest top-line growth, which is a testament to our ability to meet customer needs and capitalize on newer products within our portfolio. Our property segment’s premium, however, continued to trend downward due to soft market conditions and previously announced reductions in select, smaller products. We remain confident that our underwriting discipline, claim expertise and superior service will continue to differentiate RLI in the markets we serve.”

Underwriting Income

RLI achieved $13.1 million of underwriting income in the first quarter of 2017 on a 92.9 combined ratio, compared to $21.3 million of underwriting income on an 88.0 combined ratio in the same quarter for 2016. Results for both years include favorable development in prior years’ loss reserves which totaled $4.7 million and $10.9 million for the first quarter of 2017 and 2016, respectively.

The following table highlights underwriting income and combined ratios by segment.

Underwriting Income (1)	First Quarter		Combined Ratio (1)	First Quarter
(in millions)	2017	2016		2017	2016
Casualty	$(6.8)	$9.1	Casualty	105.8	91.6
Property	8.8	6.2	Property	75.5	84.0
Surety	11.1	6.0	Surety	63.5	79.8
Total	$13.1	$21.3	Total	92.9	88.0

(1) See discussion below of non-GAAP and performance measures.

--more--

Other Income

RLI’s net investment income for the quarter fell 2.7% to $13.0 million, compared to the same period in 2016. The investment portfolio’s total return was 1.8% for the quarter. The bond portfolio’s return was 1.3% in the quarter, while the equity portfolio’s return was 4.1%.

Comprehensive earnings, which include after-tax unrealized gains/losses from the investment portfolio, were $31.6 million for the quarter ($0.71 per share) compared to $53.2 million ($1.20 per share) for the same quarter in 2016.

Equity in earnings of unconsolidated investees was $4.9 million for the quarter compared to $3.8 million from the same period last year. These results are related to Maui Jim, Inc. ($4.3 million), a producer of premium sunglasses, and Prime Holdings Insurance Services, Inc. ($0.6 million), a specialty E&S insurance company. For the first quarter of 2016, equity in earnings of unconsolidated investees from Maui Jim and Prime was $3.3 million and $0.5 million, respectively.

Dividends Paid in the First Quarter 2017

On March 20, 2017,  the company paid an ordinary dividend of $0.20 per share, the same amount as the prior quarter.  RLI’s cumulative dividends, including this recent payment, total more than $630 million paid over the last five years.

Non-GAAP and Performance Measures

Management has included certain non-generally accepted accounting principles (“non-GAAP”) financial measures in presenting the Company’s results. Management believes that these non-GAAP measures better explain the Company’s results of operations and allow for a more complete understanding of the underlying trends in the Company’s business. These measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”). In addition, our definitions of these items may not be comparable to the definitions used by other companies.

Operating earnings and earnings per share (EPS) from operations consist of our GAAP net earnings adjusted by the net realized gains/(losses) and taxes related thereto. Net earnings and net earnings per share are the GAAP financial measures that are most directly comparable to operating earnings and EPS from operations. A reconciliation of the operating earnings and EPS from operations to the comparable GAAP financial measures is included in the 2017 financial highlights below.

Underwriting income or profit represents the pretax profitability of our insurance operations and is derived by subtracting loss and settlement expenses, policy acquisition costs and insurance operating expenses from net premium earned, which are all GAAP financial measures. The combined ratio, which is derived from components of underwriting income, is a performance measure commonly used by property and casualty insurance companies to help users of their financial information to better understand company performance.

Other News

At 10 a.m. central daylight time (CDT) tomorrow, April  20, 2017, RLI management will hold a conference call to discuss quarterly results with insurance industry analysts. Interested parties may listen to the discussion through the Internet at http://edge.media-server.com/m/p/e45non7z.

Except for historical information, this news release may include forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) including, without limitation, statements reflecting our current expectations about the future performance of our company or our business segments or about future market conditions. These statements are subject to certain risk factors that could cause actual results to differ materially. Various risk factors that could affect future results are listed in the company's filings with the Securities and Exchange Commission, including the Form 10-K Annual Report for the year ended December 31, 2016.

--more--

About RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving diverse, niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s insurance subsidiaries are rated A+ (Superior) by A.M. Best Company. RLI has paid and increased regular dividends for 41 consecutive years and delivered underwriting profits for 21 consecutive years. To learn more about RLI, visit www.rlicorp.com.

Media Contact

Aaron Jacoby

Vice President, Corporate Development

309-693-5880

Aaron.Jacoby@rlicorp.com

Supplemental disclosure regarding the earnings impact of specific items:

		Operating Earnings Per Share
		2017	2016
		1st Qtr	1st Qtr
Operating Earnings Per Share (1)		$0.44	$0.54

Specific items included in operating earnings per share: (2) (3)
•	Favorable (unfavorable) development in casualty prior years' reserves	$(0.05)	$0.16
•	Favorable development in property prior years' reserves	$0.03	$-
•	Favorable development in surety prior years' reserves	$0.09	$-

(1)	See discussion above of non-GAAP and performance measures.
(2)	Includes bonus and profit sharing-related impacts which affected other insurance and general corporate expenses.
(3)	Reserve development reflects changes from previously estimated losses.

RLI CORP.
2017 FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2017	2016	% Change
SUMMARIZED INCOME STATEMENT DATA:
Net premiums earned	$183,285	$176,918	3.6%
Net investment income	13,005	13,370	(2.7)%
Net realized gains	624	11,400	(94.5)%
Consolidated revenue	$196,914	$201,688	(2.4)%

Loss and settlement expenses	$93,390	$81,171	15.1%
Policy acquisition costs	63,503	62,243	2.0%
Insurance operating expenses	13,335	12,200	9.3%
Interest expense on debt	1,856	1,857	(0.1)%
General corporate expenses	3,325	2,375	40.0%
Total expenses	$175,409	$159,846	9.7%

Equity in earnings of
unconsolidated investees	4,938	3,751	31.6%

Earnings before income taxes	$26,443	$45,593	(42.0)%
Income tax expense	6,615	14,200	(53.4)%
Net earnings	$19,828	$31,393	(36.8)%

Other comprehensive earnings, net of tax	11,769	21,763	(45.9)%

Comprehensive earnings	$31,597	$53,156	(40.6)%

Operating earnings: (1)

Net earnings	$19,828	$31,393	(36.8)%
Less: Realized gains	(624)	(11,400)	(94.5)%
Income tax on realized gains	219	3,990	(94.5)%
Operating earnings	$19,423	$23,983	(19.0)%

Return on Equity:
Net earnings (trailing four quarters)	11.8%	16.1%
Comprehensive earnings (trailing four quarters)	10.5%	13.9%

Per Share Data:

Diluted:
Weighted average shares outstanding (in 000's)	44,502	44,361

Net earnings per share	$0.45	$0.71	(36.6)%
Less: Realized gains	(0.01)	(0.26)	(96.2)%
Income tax on realized gains	-	0.09	(100.0)%
EPS from operations (1)	$0.44	$0.54	(18.5)%

Comprehensive earnings per share	$0.71	$1.20	(40.8)%

Cash dividends per share	$0.20	$0.19	5.3%

Net Cash Flow provided by Operations	$11,265	$21,266	(47.0)%

(1) See discussion above of non-GAAP and performance measures.

RLI CORP.
2017 FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands, except per share amounts)

	March 31,	December 31,
	2017	2016	% Change
SUMMARIZED BALANCE SHEET DATA:
Fixed income	$1,590,399	$1,605,209	(0.9)%
(amortized cost - $1,572,909 at 3/31/17)
(amortized cost - $1,596,227 at 12/31/16)
Equity securities	383,929	369,219	4.0%
(cost - $192,340 at 3/31/17)
(cost - $187,573 at 12/31/16)
Other invested assets	47,823	24,115	98.3%
Cash and cash equivalents	41,146	23,284	76.7%
Total investments and cash	$2,063,297	$2,021,827	2.1%

Premiums and reinsurance balances receivable	121,863	126,387	(3.6)%
Ceded unearned premiums	48,804	52,173	(6.5)%
Reinsurance balances recoverable on unpaid losses	271,346	288,224	(5.9)%
Deferred policy acquisition costs	71,995	73,147	(1.6)%
Property and equipment	56,173	54,606	2.9%
Investment in unconsolidated investees	76,833	72,240	6.4%
Goodwill and intangibles	64,165	64,371	(0.3)%
Other assets	26,666	24,658	8.1%
Total assets	$2,801,142	$2,777,633	0.8%

Unpaid losses and settlement expenses	$1,152,027	$1,139,337	1.1%
Unearned premiums	412,862	433,777	(4.8)%
Reinsurance balances payable	16,612	17,928	(7.3)%
Funds held	74,138	72,742	1.9%
Income taxes - deferred	72,192	64,494	11.9%
Bonds payable, long-term debt	148,788	148,741	0.0%
Accrued expenses	27,791	51,992	(46.5)%
Other liabilities	48,857	25,050	95.0%
Total liabilities	$1,953,267	$1,954,061	(0.0)%
Shareholders' equity	847,875	823,572	3.0%
Total liabilities & shareholders' equity	$2,801,142	$2,777,633	0.8%

OTHER DATA:

Common shares outstanding (in 000's)	43,970	43,945

Book value per share	$19.28	$18.74	2.9%
Closing stock price per share	$60.02	$63.13	(4.9)%
Cash dividends per share - ordinary (annualized)	$0.80	$0.79	1.3%
Cash dividends per share - special	$-	$2.00

Statutory Surplus	$897,251	$859,976	4.3%

RLI CORP.
2017 FINANCIAL HIGHLIGHTS
UNDERWRITING SEGMENT DATA
(Unaudited)
(Dollars in thousands, except per share amounts)

Three Months Ended March 31,
		GAAP		GAAP		GAAP		GAAP
	Casualty	Ratios	Property	Ratios	Surety	Ratios	Total	Ratios
2017

Gross premiums written	$126,834		$37,079		$30,963		$194,876
Net premiums written	107,191		28,999		29,548		165,738
Net premiums earned	116,984		35,805		30,496		183,285
Net loss & settlement expenses	82,401	70.4%	10,333	28.9%	656	2.2%	93,390	51.0%
Net operating expenses	41,464	35.4%	16,668	46.6%	18,706	61.3%	76,838	41.9%
Underwriting income (loss) (1)	$(6,881)	105.8%	$8,804	75.5%	$11,134	63.5%	$13,057	92.9%

2016

Gross premiums written	$124,051		$41,645		$30,553		$196,249
Net premiums written	104,217		32,886		28,997		166,100
Net premiums earned	108,593		38,685		29,640		176,918
Net loss & settlement expenses	60,749	55.9%	15,212	39.3%	5,210	17.6%	81,171	45.9%
Net operating expenses	38,738	35.7%	17,275	44.7%	18,430	62.2%	74,443	42.1%
Underwriting income (loss) (1)	$9,106	91.6%	$6,198	84.0%	$6,000	79.8%	$21,304	88.0%

(1) See discussion above of non-GAAP and performance measures.